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Exhibit 28

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Shareholders:

              We have reviewed the accompanying condensed consolidated balance sheet of Costco Wholesale Corporation (a Washington corporation) and subsidiaries as of May 12, 2002, the related condensed consolidated statements of income for the twelve-week and thirty-six-week periods ended May 12, 2002, and the condensed consolidated statement of cash flows for the thirty-six-week period then ended. These financial statements are the responsibility of the Company's management. The accompanying condensed consolidated balance sheet of Costco Wholesale Corporation and subsidiaries as of September 2, 2001, the related condensed consolidated statements of income for the twelve-week and thirty-six-week periods ended May 13, 2001, and the condensed consolidated statement of cash flows for the thirty-six-week period then ended, were reviewed by other accountants.

              We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

              Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP
Seattle, Washington May 28, 2002

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  Exhibit 28
INDEPENDENT ACCOUNTANTS' REVIEW REPORT